G33-G39 COE – Policy

Code of Ethics

A.	Introduction & Legal Requirements

Code of Ethics is required for Investment Advisers under Investment Advisers Act rule 204A-1 and Investment Company Act rule 17j-1. These provisions are effective August 31, 2004 with compliance date January 7, 2005. (Note: The Investment Company Act requirements (i.e. in Rule 17j-1) are relevant because Columbia Partners is a sub-adviser to Quant.)

B.	General Principles

This code of ethics includes a general statement of the firm’s philosophy regarding ethics, which is designed to uphold our fiduciary duty to our clients.

The general principles include:

1.	The duty at all times to place the interests of clients first;
2.

The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the code of ethics and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;

3.	The principle that investment adviser personnel should not take inappropriate advantage of their positions;
4.	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential; and
5.	The principle that independence in the investment decision-making process is paramount.

In addition, it is the responsibility of each employee to protect the firm’s reputation by ethical behavior including honesty, integrity, and professionalism.

C.	Scope of the Code of Ethics

The scope of the Code of Ethics includes all key areas of activity, communication and behavior of employees and affiliates. Code of Ethics is required for Investment Advisers under Investment Advisers Act rule 204A-1 and Investment Company Act rule 17j-1.

•	Personal Trading
•	Insider Trading
•	Compliance with Federal Laws & Regulations
•	Conflict of Interest
•	Disclosures & Oral Statements
•	Safeguarding Information
•	Confidentiality
•	Gifts & Entertainment
•	Political & Charitable Contributions
•	Outside Employment

G33-G39 COE – Policy

•	Business Conduct

D.	People Covered by the Code of Ethics

Supervised Persons and Access persons are covered by the code. For Columbia Partners these include all employees. In addition, all directors and partners are included.

Supervised Persons include:

•	Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);
•	Employees of the adviser; and
•	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

E.	Compliance with Federal Laws and Regulations

The new rule 204A-1 requires codes to include standards of business conduct that the firm requires of its supervised persons, which must reflect the firm’s and its supervised persons’ fiduciary obligations

In addition, the code is required to encourage employees to comply with applicable federal securities laws.

As a required part of the Code of Ethics, supervised persons are not permitted:

1.	To defraud clients in any manner;
2.	To mislead clients, including by making a statement that omits material facts;
3.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon clients;
4.	To engage in any manipulative practice with respect to clients; or
5.	To engage in any manipulative practice with respect to securities, including price manipulation.

F.	Conflicts of Interest

The code provides that, as a fiduciary, the firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.

Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives). This code specifically prohibits inappropriate favoritism of one client over another client (i.e., that would constitute a breach of fiduciary duty).

G33-G39 COE – Policy

Disclosure of Conflict of Interest

Regardless of whether an activity is specifically addressed in the code, supervised persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

G.	Disclosures and Oral Statements

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

H.	Safeguarding Information, Reg S-P & Confidentiality

The basic legal guideline is the fiduciary duty to maintain the confidentiality of security holdings, financial circumstances, and identity of clients. This duty applies to former clients, too.

Safeguarding Material Nonpublic Information

As part of or in addition to insider trading procedures, Columbia Partners prohibits supervised persons from disclosing to persons outside the firm any material nonpublic information about any client, the securities investments, contemplated securities transactions, or information regarding the firm’s trading strategies, except as required for legitimate business purposes.

Note that the SEC intends for the term “material nonpublic information” to include the Firm’s recommendations and client securities holdings and transactions.

Confidentiality & Regulation S-P

Whereas regulation S-P applies only to individuals, an adviser’s fiduciary duty to keep client information confidential extends to all of the firm’s clients and information.

Physical Security

Access to our offices is restricted to employees and invited parties. Access is key card controlled. The building has controlled access and security guards on duty 24 hours a day. Files containing material nonpublic information are in nonpublic areas. In addition, access to electronic files is password protected for each application based on need to know:

•	At each computer
•	To get on the network
•	To access Trade blotter
•	To access HR and Accounting systems
•	To access stock database
•	Corporation documents are locked with a key.

G33-G39 COE – Policy

I.	Gifts & Entertainment

No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Adviser. Supervised persons may provide or accept a business entertainment event such as dinner or a sporting event of reasonable value.

•	Specific De Minimis. $100 is the gift de minimis for all employees. Gifts above this level, either given or received, must be disclosed to and cleared with the Chief Compliance Officer.

J.	Service As Director

Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization of the President based upon a determination that the board service would be consistent with the interest of the firm and its clients.

K.	Other Employment

Employees are allowed to have other business interests only after getting approval from the President.

L.	Government Officials & Political Contributions

Our Firm manages government pension funds. Certain laws in various jurisdictions may prohibit or limit gifts or entertainment extended to public officials. See also Political and Charitable Donations Policy.

G33-G39 COE – Policy

Personal Securities Transactions

A.	Introduction & Legal Requirements

Employees of Columbia Partners have or may have access to investment information in connection with his/her regular responsibilities, therefore, certain personal securities transactions made during the month must be reported. The purpose of the Policy is to prevent potential or actual conflicts of interest and to formally reiterate that it is our duty as fiduciaries to place the interests of our clients first and to avoid personal securities transactions that are in conflict with our clients’ best interests. Section 206 of the Advisers Act imposes this as an “affirmative fiduciary duty” (ref. section IV - AIMR Code of Ethics and Rule 206 of Advisers Act); and to reinforce that employees should not take inappropriate advantage of their position with Columbia Partners to receive unusual investment opportunities when those benefits should inure to our clients instead. Reporting is required for Investment Advisers under Rule 275.204-2(a)12(i) of the Investment Advisers Act of 1940 and is required for advisers and sub-advisers to mutual funds under Rule 17 j-1 of the Investment Company Act. In addition, as of 1/7/2005, a Code of Ethics is required for all registered Investment Advisers, of which this policy will be a part.

SEC Regulations specially require pre-clearance by the Chief Compliance Officer of all IPO transactions and all Private Placement transactions of employees. Regulations allow other clearance/pre-clearance documentation to be provided by employees after the trade.

B.	Person Responsible

All Columbia Partners employees are required to submit the required forms to the Chief Compliance Officer, who then retains those documents.

C.	Policy

Transactions Subject to the Policy

Employees must report all transactions or options on reportable securities that are (i) for his/her own account (including an IRA, 401(k) or other retirement plan), (ii) for the account of any member of his/her immediate family residing with him/her, or (iii) for any other account, including a trust or partnership, over which he/she, or an immediate family member residing with him/her, exercise investment discretion or voting power except:

•	Mutual fund shares or Exchange Traded Funds (ETFs) (i.e. open-end only). See Restrictions paragraph below regarding ETFs.

(Note: Trades in “QUANT” or any other mutual fund for which Columbia Partners is an Investment Adviser or Sub-Adviser, cannot be done without prior approval by the Chief Compliance Officer and monthly disclosure, except automatic or prearranged trades (such as drip programs, direct purchase programs, or Automatic Investment Programs - AIP). Any Changes to these automatic programs cannot be done without prior approval by the

G33-G39 COE – Policy

Chief Compliance Officer and monthly disclosure as well. This is a new SEC regulation.)

•	Money market instruments
•

Direct obligations of the United States or U.S. Government Agency or instrumentality. (NOTE: Fannie Mae, Freddie Mac and Sallie Mae are all corporations and are not exempted from reporting by this rule.)

•	Commodities (not including financial options and futures)
•	Gifts or bequests of securities (i.e. those which are entirely not controlled. Note: any sales of such gifts must be reported.)
•	Transactions in accounts over which neither he/she nor an immediate family member residing with him/her has any direct or indirect influence or control.

Restrictions on Personal Investing Activities

•

Initial public offerings: As Columbia Partners’ policy, employees are prohibited from acquiring any securities in an initial public offering in order to preclude any possibility of profiting improperly from their positions on behalf of Columbia Partners.

•	ETFs: Exchange traded funds are typically an investible version of a larger index. Some of them are allowed, while others are not.

Questions:

Are exchange traded funds (both sector and index) ALLOWED as investments in the CPIM Personal Trading Policy? What is the pre-clearance process? Is the prohibition against short-trading applicable?

Answer:

Those ETFs that are Open-end funds are ALLOWED by Columbia Partners Personal Trading policy and are not required to be pre-cleared. In addition, the short-trade 60-day restriction does not apply.

ALLOWED:  These are examples of Open-ended mutual funds:

ishares

streetTRACKS

VIPERS

Sector SPDRS (careful, sector as opposed to the regular straight SPDRS)

NOT PERMITTED:  These are examples of Closed-ended mutual funds:

SPDRS (SPY)

Midcap SPDRS (MDY)

DIAMONDS

Nasdaq100	(QQQ)

Holders

Merrill Lynch products: BBH or HHH

G33-G39 COE – Policy

•

Private placement transaction: As Columbia Partners’ policy, employees are prohibited from acquiring any securities in a private placement without the prior consent of the Compliance Officer or, in her absence, the President. In determining whether to grant such consent, the Compliance Officer or the President shall consider, among other factors, whether the opportunity is being offered to the person by virtue of his/her position.

•

Mutual Funds: Employees are required to strictly abide by any and all “insider trading rules” “frequency of trading” and “trading deadline” restrictions contained in the prospectus OF ANY MUTUAL FUND IN WHICH the employee invests.

•	Mutual Funds: Mutual fund shares or Exchange Traded Funds (ETFs) (i.e. open-end only)

(Note: Trades in “QUANT” or any other mutual fund for which Columbia Partners is an Investment Adviser or Sub-Adviser, cannot be done without prior approval by the Chief Compliance Officer and monthly disclosure, except automatic or prearranged trades (such as drip programs, direct purchase programs, or Automatic Investment Programs - AIP). Any changes to these automatic programs cannot be done without prior approval by the Chief Compliance Officer and monthly disclosure as well. This is a new SEC regulation.)

•

Blackout periods: Employees of Columbia Partners may not invest in a publicly-held security if they know Columbia Partners is in the process of buying or selling the security for any managed account or when the employee is recommending a sale or purchase of that security. Columbia Partners requires as its policy that employees not trade securities within 7 calendar days of a client trade or within 7 days of when a Portfolio Manager or Trader is planning to trade that security for a client. However, in instances where the entire position in a security is being sold out of all client portfolios, it is acceptable for an employee to sell that security one day after the completion of the sale in the clients’ portfolios. Any profits realized on trades which violate this policy may be required to be disgorged.

•

Ban on short-term trading: In addition to the blackout periods described above, employees are not allowed to profit from the purchase and sale, or sale and purchase, of the same security (or to have a roundtrip purchase and sale of the same security within 60 calendar days). Any profits realized on such short-term trades may be required to be disgorged.

Pre-Clearance of Trades

All securities transactions made by employees except those transactions that are exempted above or prearranged (such as drip programs, direct purchase programs, or Automatic Investment Programs - AIP) must abide by the firm’s Pre-Clearance Policy. The employee is responsible for properly pre-clearing the trade prior to execution. The complete pre-clearance-package must be submitted promptly to

G33-G39 COE – Policy

Compliance. Exceptions to the general policies addressed above may be given at the discretion of the Chief Compliance Officer.

Reporting

•

All employees must complete a Monthly Personal Trading Certification (Exhibit A) for all their personal securities transactions, specifying, among other things, the trade date, the number of shares, the price at which each transaction was effected and the broker through whom the transaction was effected and provide attached account statements indicating that the all personal reportable trades are represented. The report is to be returned to the Compliance Officer of Columbia Partners at the end of each month and no later than 10 days after the end of the quarter. The report must be returned even if there were no Reported Securities Transactions. These reports are of course held in confidence.

•

It is required that brokers, through whom an employee does any securities trading, automatically and directly send duplicate confirmations of all personal trades and monthly brokerage statements to the Compliance Officer. Account numbers and brokerage information must be provided by each employee to Compliance each year with the employee’s Personal Holdings Inventory.

•

An initial holdings report listing all securities beneficially owned by the employee must be submitted. New regulations require that on an annual basis, employees must disclose all personal securities holdings in all their accounts. Mutual funds, government bonds, etc are excluded from the holdings that must be disclosed, based on current regulations. Note, that securities which are non-discretionary must also be included in the Inventory (i.e. even though the trades in those securities do not require pre-authorization.)

•

On an annual basis, all employees must certify that they have read and understand the personal securities transaction policy, the insider trading policy and the code of ethics which embodies these two policies and basic policies regarding conduct. Employees must certify that they recognize that they are subject to these policies. Further, all employees must certify that to the best of their knowledge they have complied with all of the requirements of these policies and that they have disclosed or reported all personal securities transactions required to be disclosed or reported. In addition, employees certify that duplicates of their brokerage statements and confirms are being sent automatically to Compliance and that Compliance has the account numbers of all brokerage accounts. The employee’s annual certification attests that the employee has provided an updated annual copy of Personal Holdings Inventory. Finally, each year, each employee must attest that all transactions with mutual funds have been in compliance with the restrictions included in the prospectus for those funds invested in, and that Columbia Partners Insider Trading Policy has been followed to both the intent and the letter.

G33-G39 COE – Policy

•	Directors of Columbia Partners that are not employees of Columbia Partners are required by the new SEC regulation to report their personal securities transactions

Margin Accounts

Prior to opening a margin account, a Columbia Partners employee must receive written consent from the President and the President must receive written consent from the Executive Committee. The New York Stock Exchange, American Stock Exchange and other national stock exchanges have rules that require member firms to receive written consent from the financial institution prior to entering into any margin transactions with employees of a financial institution. This written consent must be updated and on file with the Chief Compliance Officer by August 15th of each year.

Employee Accounts

Certain employees of Columbia Partners may also be clients of Columbia Partners. Securities are bought and sold for such employees at the same times and at the same prices as they are bought and sold for other clients/funds. These transactions must be reported in the same manner as other personal securities transactions if the employee has any discretion over those trades.

D.	Processes & Control Points
•	Employees submit legibly a completed, signed and dated Monthly Personal Trading Certification Form to Chief Compliance Officer.
•	Employees with Brokerage Accounts must arrange for copies of their Monthly Brokerage Statements to be sent to the Chief Compliance Officer.
•

If an employee makes a trade in a Reportable Security in a certain month, he must provide as soon as practicable following the trade separately the following additional package of documents in order to comply with Columbia Partners’ Pre-Clearance Policy*:

• Personal Trading “Pre-Clearance” Form* - completed and signed by employee

• Transaction Confirmation from the Brokerage Firm
• Axys Reports
• Master Transaction Summary
• Security Cross Reference

•	Paper copies of Emailed assurance from Traders and identified access persons that no CPIM trades are planned for that security in the next 7 days.
•	The Chief Compliance Officer will sign and date the Pre-Clearance package after her review as a sign of receipt and acceptability of the package.

* NOTE: the Pre-Clearance Form is not required before the transaction with the exceptions of IPOs and Private Placements. However, the Pre-Clearance Form is expected to be submitted as soon as the trade confirmation is available.

G33-G39 COE – Policy

E.	Risks & How We Address Those Risks
•

The purpose of this Policy is to prevent potential or actual conflicts of interest and to prevent any abuse of an employee’s position of advantage to receive unusual investment opportunities, gifts, etc.

•	The Ban on Short Term Trading is designed to minimize the possibility that an employee will capitalize inappropriately on the market impact of trades in the funds.

F.	Documents (and electronic documents)
• Monthly Personal Trading Certification Form
• Personal Trading Pre-Clearance Form
• Monthly Brokerage Statements
• Transaction Confirmation from the Brokerage Firm
• Axys Reports
• Master Transaction Summary
• Security Cross Reference

•	Emailed assurance from Trading Access Persons that no trades are planned for that security in the next 7 days
•	Initial and annual Security holdings inventory
•

List of all Broker/Dealers and associated account numbers through which you have traded (ever) a Reportable Security. This must be kept up to date by each employee. The Broker/Dealer is to be instructed by the employee to send to Columbia Partners all duplicate confirms and account statements.

•	Margin Account written consent, annually.

G.	Summary: Checklist of Timing, Control Points & Person Responsible
• Refrain from trades not approved by Columbia Partners’ Policy.

•	Submit to Compliance all relevant forms for Monthly Personal Trading by the deadline, including all required forms for the Pre-Clearance Policy in the case of a Reportable Security Transaction.
•	Submit annually to the Chief Compliance Officer a Personal Holdings Inventory.
•	On an annual basis, all employees must certify the following:
•	that they have read and understand the personal securities transaction policy;
•	that they have read and understand the insider trading policy and the code of ethics which embodies these two policies and basic policies regarding conduct
•	that they recognize that they are subject to these policies;
•	that to the best of their knowledge they have complied with all of the requirements of these policies;
•	that they have properly disclosed or reported all personal securities transactions required to be disclosed or reported;
•	that duplicates of their brokerage statements and confirms are being sent automatically by their brokers to Compliance and that Compliance has the account numbers of all brokerage accounts;

G33-G39 COE – Policy

•	that the employee has provided an updated annual copy of Personal Holdings Inventory; and
•

finally, each year, each employee must attest that all transactions including those with mutual funds have been in compliance with the restrictions included in the prospectus for those funds invested in, and that Columbia Partners Insider Trading Policy has been followed to both the letter and the intent of those policies.

G33-G39 COE – Policy

Insider Trading Policy

A.	Introduction & Legal Requirements

Antifraud provisions of federal securities laws prohibit trading on or communicating non-public information. Any person who trades a security while having access to material and non-public information about that issuer is in violation of anti-fraud provisions of the SEC.

The SEC Regulation FD (Release No. 34-43154, 8/15/00)

•	Prohibits selective disclosure of material nonpublic information by issuers,
•	Prohibits trading on material non-public information (Rule 10b5-1), and
•	Prohibits misappropriating and communicating insider information (Rule 10b-2).

Rule 204-A of the Investment Advisers Act requires Investment Advisers

•	to have policies reasonably designed to prevent the misuse of material, nonpublic information by its directors, officers, and employees.

B.	Person Responsible
•	Each employee must adhere to Columbia Partners’ policies and federal and state laws.
•

Each employee must certify as part of the Annual Employee Compliance Certification that they have read and understand and have abided by and will continue to abide by all rules and regulations governing Investment Advisers as well as all Columbia Partners policies.

•	The Insider Trading Policy applies to employees of Columbia Partners (including spouses, children, and members of their households).
•	Questions or concerns should be directed to Compliance.

C.	Policy

Columbia Partners’ Insider Trading Policy is designed to deter the misuse of material, nonpublic information in securities transactions.

Information is “material” when its disclosure might have a substantial effect on the price of a company’s securities. For Example, material information may include dividend changes, earnings, and changes in earning estimates, Tender Offers, Mergers, Acquisitions, litigation, liquidation problems, management developments and extraordinary issues.

G33-G39 COE – Policy

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, pre-publication information regarding reports in the financial press also may be deemed material. Likewise, information that was obtained from an insider of the company.

D.	Process
If you believe an insider trading issue or violation may exist, you should:
•	Report the matter to Compliance for further review.
•	Do not trade the shares for any account, neither business nor personal.
•	Except as noted, do not communicate the information to others.